Exhibit 99.1

FOR IMMEDIATE RELEASE

November 12, 2009

THE WALT DISNEY COMPANY REPORTS EARNINGS FOR FISCAL YEAR 2009

BURBANK, Calif. – The Walt Disney Company today reported earnings for the fiscal year and fourth quarter ended October 3, 2009. Diluted earnings per share (EPS) for the year was $1.76, compared to $2.28 in the prior year. EPS for the current and prior year include certain items that are discussed below. Excluding these items, EPS for the year was $1.82, down 20% from $2.28 in the prior year.

EPS for the current year included a non-cash gain in connection with the merger of Lifetime Entertainment Services (Lifetime) and A&E Television Networks (A&E), a gain on the sale of our investment in two pay television services in Latin America, and restructuring and impairment charges, which collectively had a net adverse impact of $0.06. EPS for the prior year included an accounting gain related to the acquisition of the Disney Stores North America, a gain on the sale of movies.com, the favorable resolution of certain income tax matters, a bad debt charge for a receivable from Lehman Brothers, and an impairment charge, which collectively had no net impact on EPS.

For the quarter, diluted EPS was $0.47 compared to $0.40 in the prior-year quarter. EPS for the current quarter included the gain related to the Lifetime/A&E transaction and restructuring and impairment charges, which together resulted in a net benefit of $0.01, while EPS for the prior-year quarter included the Lehman Brothers bad debt charge and an impairment charge, which together had a net adverse impact of $0.04. Excluding these items, EPS for the quarter increased 5% to $0.46 compared to $0.44 in the prior-year quarter.

“Although last year was a difficult one due in part to the weak global economy, I’m pleased with the way our businesses have responded to the downturn,” said President and CEO Robert A. Iger. “We’ve stayed focused on our long-term strategy, efficiently managed costs, and continued to invest in initiatives to deliver future growth. We also have adapted our organization to respond to and take advantage of the changes taking place in our businesses and will continue to do so as we position Disney to thrive for years to come.”

Fiscal 2009 results for the full year and fourth quarter include the benefit from one additional week of operations compared to the prior-year periods due to our fiscal period end. The following table summarizes the full year and fourth quarter results for fiscal 2009 and 2008 (in millions, except per share amounts):

	Year Ended			Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Change	Oct. 3, 2009	Sept. 27, 2008	Change
Revenues	$36,149	$37,843	(4)%	$9,867	$9,445	4%
Segment operating income (1)	$6,672	$8,484	(21)%	$1,853	$1,777	4%
Net income	$3,307	$4,427	(25)%	$895	$760	18%
Diluted EPS (2)	$1.76	$2.28	(23)%	$0.47	$0.40	18%
Cash provided by operations	$5,064	$5,446	(7)%	$1,738	$1,245	40%
Free cash flow (1)	$3,311	$3,868	(14)%	$1,112	$616	81%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)

Results for the year included a non-cash gain in connection with the merger of Lifetime and A&E and a gain on the sale of our investment in two pay television services in Latin America, which are reported in “Other Income” in the consolidated statement of income, and restructuring and impairment charges. Collectively, these items had a $0.06 net adverse impact on EPS. Excluding these items, EPS for the year was $1.82. Results for the prior year included an accounting gain related to the acquisition of the Disney Stores North America, a gain on the sale of movies.com and a bad debt charge for a receivable from Lehman Brothers, all of which were recorded in “Other Income”, the favorable resolution of certain income tax matters, and an impairment charge. In aggregate, these items did not have a net impact on prior-year EPS.

SEGMENT RESULTS

The following table summarizes the full year and fourth quarter segment operating results for fiscal 2009 and 2008 (in millions):

	Year Ended			Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Change	Oct. 3, 2009	Sept. 27, 2008	Change
Revenues (1):
Media Networks	$16,209	$15,857	2%	$4,725	$4,144	14%
Parks and Resorts	10,667	11,504	(7)%	2,844	2,969	(4)%
Studio Entertainment	6,136	7,348	(16)%	1,495	1,452	3%
Consumer Products	2,425	2,415	—%	646	735	(12)%
Interactive Media	712	719	(1)%	157	145	8%

	$36,149	$37,843	(4)%	$9,867	$9,445	4%

Segment operating income (loss) (1):
Media Networks	$4,765	$4,981	(4)%	$1,485	$1,176	26%
Parks and Resorts	1,418	1,897	(25)%	344	412	(17)%
Studio Entertainment	175	1,086	(84)%	(13)	98	nm
Consumer Products	609	778	(22)%	151	211	(28)%
Interactive Media	(295)	(258)	(14)%	(114)	(120)	5%

	$6,672	$8,484	(21)%	$1,853	$1,777	4%

(1)

Beginning with the first quarter fiscal 2009 financial statements, the Company reports its Disney Interactive Media Group along with certain new business initiatives as “Interactive Media” for segment reporting purposes. Prior-period amounts have been reclassified to conform to the new presentation.

Media Networks

Media Networks revenues for the year increased 2% to $16.2 billion and segment operating income decreased 4% to $4.8 billion. The following table provides further detail of the Media Networks results (in millions):

	Year Ended			Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Change	Oct. 3, 2009	Sept. 27, 2008	Change
Revenues:
Cable Networks	$10,555	$10,041	5%	$3,336	$2,927	14%
Broadcasting	5,654	5,816	(3)%	1,389	1,217	14%

	$16,209	$15,857	2%	$4,725	$4,144	14%

Segment operating income:
Cable Networks	$4,260	$4,139	3%	$1,483	$1,247	19%
Broadcasting	505	842	(40)%	2	(71)	nm

	$4,765	$4,981	(4)%	$1,485	$1,176	26%

Cable Networks

Operating income at Cable Networks increased $121 million to $4.3 billion for the year due to growth at ESPN and at ABC Family, partially offset by the impact associated with the transition of Jetix to Disney-branded channels. The growth at ESPN was driven by higher affiliate revenue primarily due to contractual rate increases and, to a lesser extent, the impact of the additional week of operations and subscriber growth, partially offset by decreased advertising revenue and higher programming costs. The decrease in advertising revenues was due to a decrease in units sold, partially offset by higher rates. Higher programming costs reflected contractual rate increases for key rights contracts and the cost of new and renewed rights agreements for college and international sports programming.

Operating income growth at ABC Family reflected higher advertising and affiliate revenue. Increased advertising revenue at ABC Family was primarily due to higher units sold and higher rates while increased affiliate revenue was driven by higher rates. At the worldwide Disney Channels, increased affiliate revenue due to subscriber growth and contractual rate increase was largely offset by lower DVD sales.

For the quarter, operating income at Cable Networks increased 19% to $1.5 billion primarily due to an increase at ESPN and, to a lesser extent, the worldwide Disney Channels. The growth at ESPN was driven by higher affiliate revenue, partially offset by higher programming costs. Higher affiliate revenue reflected increased recognition of previously deferred revenues related to annual programming commitments, the impact of the additional week of operations and contractual rate increases. During the quarter, ESPN recognized $128 million more in net deferred revenues related to programming commitments than in the prior-year quarter. Programming cost increases at ESPN for the quarter reflected similar impacts as discussed above for the year. Growth at the worldwide Disney Channels was driven by higher affiliate revenues due to international subscriber growth, partially offset by lower DVD sales.

Broadcasting

Operating income at Broadcasting decreased $337 million to $505 million for the year primarily due to lower advertising sales at the ABC Television Network and owned television stations, higher programming and production costs and a bad debt charge related to a syndication customer. These decreases were partially offset by increased international and domestic sales of ABC Studios productions, led by Grey’s Anatomy, Desperate Housewives and According to Jim. Decreased advertising revenues at the ABC Television Network reflected lower primetime ratings. The increase in programming and production costs was driven by higher primetime programming costs due to more hours of original scripted programming and higher production cost amortization related to sales of ABC Studios productions.

For the quarter, operating results at Broadcasting increased $73 million to $2 million, driven by increased domestic and international sales of ABC Studios productions, led by Grey’s Anatomy and According to Jim, partially offset by an increase in the related production cost amortization.

At the ABC Television Network, results were comparable to the prior-year quarter as lower pilot costs and the benefit of an additional week of advertising revenues were offset by the impact of lower ratings and advertising rates and higher programming costs for more hours of original scripted programming. Lower pilot costs reflected the timing of pick up decisions, which generally occurred in the third quarter this year compared to the fourth quarter of the prior year due to delays resulting from the Writers Guild of America work stoppage in fiscal 2008.

Parks and Resorts

Parks and Resorts revenues for the year decreased 7% to $10.7 billion and segment operating income decreased 25% to $1.4 billion. For the quarter, revenues decreased 4% to $2.8 billion and segment operating income decreased 17% to $344 million. Results for the year and quarter reflected decreases at our domestic operations and at Disneyland Paris.

For the year, lower operating income at our domestic operations was driven by decreased guest spending, principally at our domestic parks and resorts, and lower gains on securitized sales of ownership interests at Disney Vacation Club, partially offset by lower costs at Walt Disney World Resort. Decreased guest spending at the domestic parks and resorts was due to lower average ticket prices, lower average daily hotel room rates and decreased merchandise spending. Lower costs at Walt Disney World Resort reflected savings from cost mitigation activities, partially offset by labor and other cost inflation.

The decrease at Disneyland Paris was due to decreased guest spending and lower hotel occupancy, partially offset by lower costs. Decreased guest spending reflected lower average ticket prices, decreased merchandise spending and lower average daily hotel room rates. Lower costs were driven by savings from cost mitigation activities, partially offset by labor and other cost inflation.

For the quarter, lower operating income at our domestic operations reflected decreased guest spending and increased costs, partially offset by higher attendance, which was driven by the benefit of the additional week of operations, and increased revenue recognition at Disney Vacation Club in connection with the completion of vacation club properties. Decreased guest spending was due to lower average ticket prices, decreased merchandise, food and beverage spending and lower average daily hotel room rates. Higher costs reflected the additional week of operations in the current quarter and labor and other cost inflation, partially offset by cost mitigation activities.

Lower operating income at Disneyland Paris reflected decreased guest spending due to lower average ticket prices and lower average daily hotel room rates, partially offset by lower costs driven by cost mitigation activities and a favorable claim settlement.

Studio Entertainment

Studio Entertainment revenues for the year decreased 16% to $6.1 billion and segment operating income decreased 84% to $175 million. For the quarter, revenues increased 3% to $1.5 billion and segment operating income decreased $111 million to a loss of $13 million.

Lower operating income for the year was primarily due to decreases in worldwide home entertainment, worldwide theatrical distribution and worldwide television distribution.

The decline in worldwide home entertainment was driven by lower unit sales and net effective pricing, partially offset by lower production cost amortization and marketing costs. Decreased unit sales reflect the overall decline in the DVD market and the strength of Pirates of the Caribbean: At World’s End in the prior year. Significant other titles included WALL-E and The Chronicles of Narnia: Prince Caspian in the current year while the prior year included Ratatouille, Enchanted and National Treasure: Book of Secrets.

Lower results in worldwide theatrical distribution were primarily due to a weaker performing slate of titles in the current year and higher film cost write-downs. Successful current year titles included UP and The Proposal while the prior year included National Treasure: Book of Secrets and WALL-E. The decrease in worldwide television distribution was driven by fewer significant titles in the current period.

Lower operating results for the quarter were primarily due to higher film cost write-downs in domestic theatrical distribution and a decline in music distribution reflecting the strong performance of the Jonas Brothers and Miley Cyrus titles in the prior-year quarter.

Consumer Products

Consumer Products revenues for the year were essentially flat at $2.4 billion, and segment operating income decreased 22% to $609 million. For the quarter, revenues decreased 12% to $646 million, and segment operating income decreased 28% to $151 million.

Lower operating income for the year and quarter reflected the effect of the difficult global retail environment across our licensing, retail and publishing businesses as well as the strength of Hannah Montana and High School Musical properties in the prior year. Our retail operations reflected the adverse impact of a full year of company-owned operations at the Disney Stores North America in fiscal 2009 whereas the prior year included five months of company-owned operations and seven months of licensed operations.

Interactive Media

Interactive Media revenues for the year decreased 1% to $712 million and segment operating results decreased 14% to a loss of $295 million. For the quarter, revenues increased 8% to $157 million and segment operating results improved 5% to a loss of $114 million.

Lower operating results for the year were due to a decrease at Disney Interactive Studios, partially offset by an increase at Disney Online. Lower results at Disney Interactive Studios were driven by decreased net effective pricing and unit sales of self-published video games, decreased licensing revenue and higher unit cost of sales, which included the cost of bundled accessories and music royalties for current year titles. Significant self-published video games in the current year included High School Musical 3 and Sing It while the prior year included High School Musical, Turok and Pure. Improved results at Disney Online reflected lower marketing costs and higher Club Penguin subscription revenues.

For the quarter, the improved operating results were primarily due to lower marketing and product development costs as well as increased Club Penguin subscription revenue at Disney Online, partially offset by higher cost of sales at Disney Interactive Studios.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses decreased from $460 million to $398 million for the year and from $147 million to $130 million for the quarter. For both the year and quarter, the decrease was driven by savings from cost mitigation activities and an increase in allocation of costs to the business segments.

Restructuring and Impairment Charges

During the fourth quarter, the Company recorded charges totaling $166 million which included impairment charges of $73 million and restructuring costs of $93 million. For the year, the Company recorded charges totaling $492 million which included impairment charges of $279 million and restructuring costs of $213 million. The most significant of the impairment charges was $142 million related to radio FCC licenses, of which $34 million was recorded in the fourth quarter. The restructuring charges included severance and other related costs as a result of various organizational and cost structure initiatives across our businesses. Restructuring and impairment charges for the prior year consisted of an impairment charge of $39 million related to radio FCC licenses which was recorded in the fourth quarter.

Other Income (Expense)

Other Income (Expense) was as follows (in millions):

	Year Ended		Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Gain on Lifetime/A&E transaction	$228	$—	$228	$—
Gain on sale of investment in two pay television services in Latin America	114	—	—	—
Gain related to the acquisition of the Disney Stores in North America	—	18	—	—
Gain on sale of movies.com	—	14	—	—
Bad debt charge for Lehman Brothers receivable	—	(91)	—	(91)

Other Income (Expense)	$342	$(59)	$228	$(91)

Net Interest Expense

Net interest expense was as follows (in millions):

	Year Ended		Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Interest expense	$(588)	$(712)	$(136)	$(149)
Interest and investment income	122	188	12	36

Net interest expense	$(466)	$(524)	$(124)	$(113)

The decrease in interest expense for the year and quarter was driven by lower effective interest rates.

The decrease in interest and investment income for the year and quarter was driven by lower effective interest rates.

Minority Interests

Minority interest expense was flat at $302 million for the year and increased $42 million to $179 million for the quarter. The increase in minority interest expense for the quarter was primarily due to the impact of increased profits at ESPN. The minority interest is determined on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Oct. 3, 2009	Sept. 27, 2008	Change
Cash provided by operations	$5,064	$5,446	$(382)
Investments in parks, resorts and other property	(1,753)	(1,578)	(175)

Free cash flow (1)	$3,311	$3,868	$(557)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The decrease in free cash flow was driven by lower segment operating results, higher contributions to our pension plans and an increase in capital expenditures, partially offset by lower income tax payments and a decreased net investment in working capital. The increase in capital expenditures reflected spending on the Disney’s California Adventure expansion and construction progress payments on two new cruise ships.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Year Ended
	Oct. 3, 2009	Sept. 27, 2008
Media Networks
Cable Networks	$151	$206
Broadcasting	143	132

Total Media Networks	294	338

Parks and Resorts
Domestic	1,039	793
International	143	140

Total Parks and Resorts	1,182	933

Studio Entertainment	135	126
Consumer Products	46	51
Interactive Media	21	40
Corporate	75	90

Total investments in parks, resorts and other property	$1,753	$1,578

Depreciation expense is as follows (in millions):

	Year Ended
	Oct. 3, 2009	Sept. 27, 2008
Media Networks
Cable Networks	$108	$89
Broadcasting	89	90

Total Media Networks	197	179

Parks and Resorts
Domestic	822	803
International	326	342

Total Parks and Resorts	1,148	1,145

Studio Entertainment	50	41
Consumer Products	29	18
Interactive Media	28	21
Corporate	128	123

Total depreciation expense	$1,580	$1,527

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Oct. 3, 2009	Sept. 27, 2008	Change
Current portion of borrowings	$1,206	$3,529	$(2,323)
Long-term borrowings	11,495	11,110	385

Total borrowings	12,701	14,639	(1,938)
Less: cash and cash equivalents	(3,417)	(3,001)	(416)

Net borrowings (1)	$9,284	$11,638	$(2,354)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,868 million and $3,706 million attributable to Euro Disney and Hong Kong Disneyland as of October 3, 2009 and September 27, 2008, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $606 million and $693 million as of October 3, 2009 and September 27, 2008, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. In the current year, these items included a non-cash gain in connection with the merger of Lifetime and A&E, a gain on the sale of our investment in two pay television services in Latin America and restructuring and impairment charges. In the prior year, these items included gains related to the acquisition of the Disney Stores North America and the sale of movies.com, the favorable resolution of certain income tax matters, a bad debt charge for a receivable from Lehman Brothers and an impairment charge. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Year Ended			Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Change	Oct. 3, 2009	Sept. 27, 2008	Change
Diluted EPS as reported	$1.76	$2.28	(23)%	$0.47	$0.40	18%
Exclude:
Restructuring and impairment charges (1)	0.17	0.01	nm	0.06	0.01	nm
Other (income)/expense (2)	(0.11)	0.02	nm	(0.07)	0.03	nm
Favorable resolution of certain income tax matters	—	(0.03)	nm	—	—	nm

Diluted EPS excluding certain items	$1.82	$2.28	(20)%	$0.46	$0.44	5%

(1)

The amount in the prior year and prior-year quarter consists of an impairment charge for radio FCC licenses which was previously reported in Media Networks operating income in the fiscal 2008 financial statements. For the fiscal 2009 financial statements, this amount has been reclassified to “Restructuring and Impairment Charges” in the consolidated statement of income to conform to the fiscal 2009 presentation.

(2)

Other (income)/expense for the current year consists of a non-cash gain in connection with the merger of Lifetime and A&E ($228 million pre-tax) in the fourth quarter and a gain on the sale of our investment in two pay television services in Latin America ($114 million pre-tax) in the first quarter. Other (income)/expense for the prior year consists of an accounting gain related to the acquisition of the Disney Stores North America ($18 million pre-tax) and a gain on the sale of movies.com ($14 million pre-tax) in the third quarter and a bad debt charge for a receivable from Lehman Brothers ($91 million pre-tax) in the fourth quarter.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings.

Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Year Ended		Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Segment operating income	$6,672	$8,484	$1,853	$1,777
Corporate and unallocated shared expenses	(398)	(460)	(130)	(147)
Restructuring and impairment charges	(492)	(39)	(166)	(39)
Other income (expense)	342	(59)	228	(91)
Net interest expense	(466)	(524)	(124)	(113)

Income before income taxes and minority interests	5,658	7,402	1,661	1,387
Income taxes	(2,049)	(2,673)	(587)	(490)
Minority interests	(302)	(302)	(179)	(137)

Net income	$3,307	$4,427	$895	$760

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, November 12, 2009, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 26, 2009 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Year Ended		Quarter Ended
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Revenues	$36,149	$37,843	$9,867	$9,445
Costs and expenses	(30,452)	(30,400)	(8,272)	(7,954)
Restructuring and impairment charges	(492)	(39)	(166)	(39)
Other income (expense)	342	(59)	228	(91)
Net interest expense	(466)	(524)	(124)	(113)
Equity in the income of investees	577	581	128	139

Income before income taxes and minority interests	5,658	7,402	1,661	1,387
Income taxes	(2,049)	(2,673)	(587)	(490)
Minority interests	(302)	(302)	(179)	(137)

Net income	$3,307	$4,427	$895	$760

Earnings per share:
Diluted	$1.76	$2.28	$0.47	$0.40

Basic	$1.78	$2.34	$0.48	$0.41

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,875	1,948	1,885	1,903

Basic	1,856	1,890	1,859	1,871

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	Oct. 3, 2009	Sept. 27, 2008
ASSETS
Current assets
Cash and cash equivalents	$3,417	$3,001
Receivables	4,854	5,373
Inventories	1,271	1,124
Television costs	631	541
Deferred income taxes	1,140	1,024
Other current assets	576	603

Total current assets	11,889	11,666
Film and television costs	5,125	5,394
Investments	2,554	2,249
Parks, resorts and other property, at cost
Attractions, buildings and equipment	32,475	31,493
Accumulated depreciation	(17,395)	(16,310)

	15,080	15,183
Projects in progress	1,350	1,169
Land	1,167	1,180

	17,597	17,532
Intangible assets, net	2,247	2,428
Goodwill	21,683	21,465
Other assets	2,022	1,763

	$63,117	$62,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,616	$5,980
Current portion of borrowings	1,206	3,529
Unearned royalties and other advances	2,112	2,082

Total current liabilities	8,934	11,591
Borrowings	11,495	11,110
Deferred income taxes	1,819	2,350
Other long-term liabilities	5,444	3,779
Minority interests	1,691	1,344
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares	27,038	26,546
Retained earnings	31,033	28,413
Accumulated other comprehensive loss	(1,644)	(81)

	56,427	54,878
Treasury stock, at cost, 781.7 million shares at Oct. 3, 2009 and 777.1 million shares at September 27, 2008	(22,693)	(22,555)

	33,734	32,323

	$63,117	$62,497

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Year Ended
	Oct. 3, 2009	Sept. 27, 2008
OPERATING ACTIVITIES
Net income	$3,307	$4,427
Depreciation and amortization	1,631	1,582
Gain on sale of equity investment	(342)	(14)
Deferred income taxes	323	(128)
Equity in the income of investees	(577)	(581)
Cash distributions received from equity investees	505	476
Minority interests	302	302
Net change in film and television costs	(43)	(301)
Equity-based compensation	457	402
Impairment charges	279	39
Other	(247)	(209)
Changes in operating assets and liabilities:
Receivables	468	(594)
Inventories	(117)	(329)
Other assets	(565)	(64)
Accounts payable and other accrued liabilities	(325)	488
Income taxes	8	(50)

Cash provided by operations	5,064	5,446

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,753)	(1,578)
Sales of investments	46	70
Proceeds from sale of equity investment	185	14
Acquisitions	(517)	(660)
Other	(57)	(8)

Cash used in investing activities	(2,096)	(2,162)

FINANCING ACTIVITIES
Commercial paper repayments, net	(1,985)	(701)
Borrowings	1,750	1,706
Repayments of borrowings	(1,617)	(477)
Dividends	(648)	(664)
Repurchases of common stock	(138)	(4,453)
Exercise of stock options and other	86	636

Cash used in financing activities	(2,552)	(3,953)

Increase/(Decrease) in cash and cash equivalents	416	(669)
Cash and cash equivalents, beginning of year	3,001	3,670

Cash and cash equivalents, end of year	$3,417	$3,001